Booz Allen CFO Kevin Cook to Retire; Lloyd W. Howell, Jr. Named as CFO Effective July 1
McLean, Virginia; February 19, 2016 - Booz Allen Hamilton has announced that Chief Financial Officer and Treasurer Kevin Cook, 60, will retire, and Executive Vice President Lloyd W. Howell, Jr., who currently leads the firm’s Civil Commercial Group, will succeed him, effective July 1, 2016.
“During his 23 years at Booz Allen, Kevin Cook has made countless contributions to the firm’s success. His tremendous skill helped guide us through critical transitions, including the separation of our government and commercial businesses into two distinct firms in 2008 and our initial public offering in 2010,” said President and CEO Horacio Rozanski. “As CFO, he has ensured that Booz Allen remains known as a public company with the highest quality financial management. He has the thanks and admiration of the entire leadership team as he prepares for the next chapter in his life.”
Howell, 49, brings to the CFO position more than 24 years of leadership in business operations and strategic planning, experience that will help drive Booz Allen forward as it continues to implement its growth strategy. In his current role, he leads delivery of the firm’s strategic, technology, and analytic capabilities to federal civilian agencies and commercial clients, including Fortune 500 corporations. He has led Booz Allen’s successful return to the commercial business, expanded the civil government business, and fostered significant growth in systems delivery across a wide variety of clients-all key elements in the firm’s future growth.
In a Securities and Exchange Commission filing today, the firm said Howell will hold the position of Principal Financial Officer, and Laura S. Adams, currently the firm’s Controller, will assume the position of Principal Accounting officer, effective July 1, 2016. Cook currently holds both positions.
Howell holds a BS degree in Electrical Engineering from the University of Pennsylvania and an MBA from Harvard University, and since 2013 has served on the Board of Directors of Integra LifeSciences Corporation, where he sits on the audit and finance committees. Before Booz Allen became a public company, Howell served for two years on the firm’s board, where he was a member of the personnel committee. He also is a longstanding member of Booz Allen’s Disclosure Committee.
“Lloyd Howell’s deep experience leading business operations will allow us to add another dimension to the CFO role as we scale across our client base the new capabilities and service offerings we have built in recent years,” Rozanski said. “Lloyd’s proven leadership and unique insight will be valuable drivers as we execute against our long-term plan to achieve sustainable, quality growth.”
Howell joined Booz Allen in 1988 as a Consultant, and provided systems engineering support to multiple Department of Defense satellite programs.  In 1991, he left the firm to obtain his MBA, and subsequently, worked for Goldman Sachs in its Investment Banking Division.  In 1995, Howell returned to Booz Allen where he became a member of the Strategy and Organization (S&O) capability team focused on Defense clients.  He was named a Partner in 2000 and served as S&O’s Capability Leader from 2005 to 2009.  Howell then served as the Client Service Officer of the Financial Services account in the Civil Market. He has been the Civil Commercial Group Lead since 2013.
In addition to the Integra LifeSciences board, he serves on the boards of the Committee for Economic Development, Partnership for Public Service, Capital Partners for Education, Washington Economics Club, the University of Pennsylvania Engineering School and St. Albans School.  His previous board affiliations included the United Negro College Fund, Children’s National Medical Center and Friends of the National Zoo. In 2011, Howell received the Black Engineer of the Year Award and in 2010 he received the Black Engineer of the Year Award for Professional Achievement in Industry.
About Booz Allen Hamilton
Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs about 22,600 people globally, and had revenue of $5.27 billion for the 12 months ended March 31, 2015. To learn more, visit www.boozallen.com.

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